Exhibit 3.1.13

The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation:	NASHAWENA MILLS CORP.

(2) Registered office address:	155 Federal St. Ste. 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3) Date adopted:	MARCH 18, 2015
(month, day, year)

(4) Approved by:

(check appropriate box)

☐            the directors without shareholder approval and shareholder approval was not requited;

OR

☒          the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)         The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

NASHAWENA MILLS CORP.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

THE CORPORATION IS AUTHORIZED TO ENGAGE IN ANY LAWFUL BUSINESS.

* Changes to Article VIII must be made by filing a statement of change of supplemental information form.

** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
COMMON	15,000

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

NONE

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

NONE

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

SEE ATTACHED SHEETS.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D. Section 6.21. and the comments relative thereto.

NASHAWENA MILLS CORP.

RESTATED ARTICLES OF ORGANIZATION

ATTACHMENT FOR ARTICLE VI

The following provisions shall be deemed inserted in their entirety into Article VI of the Restated Articles of Organization for Nashawena Mills Corp.:

Section 6.1.   Issuing Capital Stock. The Board of Directors of the Corporation may at any time issue all, or from time to time any part, of the unissued capital stock of the Corporation authorized under the Restated Articles of Organization, and may determine, subject to any requirements of applicable law, the consideration for which such stock is to be issued.

Section 6.2.   Perpetual Existence. Subject only to applicable law of the Commonwealth of Massachusetts, the Corporation shall have perpetual existence, which existence shall in no manner be affected by the death, insolvency, incompetence, retirement, disqualification or resignation of any shareholder. No shareholder shall have any right, title or interest in or to any assets of the Corporation, or any right to withdraw any part of the same, except upon the complete liquidation of the Corporation under the provisions of the applicable laws of the Commonwealth of Massachusetts.

Section 6.3.   By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Massachusetts, the Board of Directors of the Corporation is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter, amend or repeal any By-Law whether adopted by them or otherwise. The By-laws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with applicable law and these Restated Articles of Organization.

Section 6.4.   Indemnification and Related Matters. The Corporation shall, to the fullest extent permitted by the laws of the State of Massachusetts, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by laws of the State of Massachusetts, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, resolution of stockholders; resolution of directors, agreement, or otherwise, as permitted by law, as to action in any capacity in which he or she served at the request of the corporation.

Section 6.5.   Amendment of Articles of Organization. The Corporation reserves the right to amend the Restated Articles of Organization in any manner now or hereafter permitted by law.

Section 6.6.   Director Liability. No director shall be personally liable to the Corporation or its shareholders for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not be construed as eliminating or limiting the liability of any director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for improper distributions under the provisions of Massachusetts General Laws, Chapter 156D, Section 6.40 and 6.41; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Articles II, V, VI

Signed by:	/s/ Laura Ann Smith
(signature of authorized individual)

☐            Chairman of the board of directors,

☐            President,

☒          Other officer;

☐            Court-appointed fiduciary,

on this 20th day of March, 2015.